CONTACT: Dave Farmer

508-293-2706

farmer_dave@emc.com

FOR IMMEDIATE RELEASE

EMC TO ACQUIRE SMARTS®, INC.

Acquisition to Expand EMC’s Software Portfolio,

Adds Key Technology for Event Automation and Real-Time Network Systems Management

HOPKINTON, Mass. – December 21, 2004 – EMC Corporation (NYSE: EMC), the world leader in information storage and management, today announced that it has signed a definitive agreement to acquire SMARTS®, Inc., for approximately $260 million in cash, subject to closing adjustments. SMARTS is a fast-growing, privately held technology leader in event automation and real-time network systems management software. SMARTS expects its fiscal 2004 revenues to be slightly more than $60 million. The acquisition is expected to be completed in the first quarter of 2005, subject to customary closing conditions and regulatory approvals, and is not expected to have a material impact to EPS for the full 2005 fiscal year.

A leader in the service-centric approach to network systems management, SMARTS’ patented modeling and correlation technologies dynamically capture knowledge about the inter-relationships, behaviors and characteristics of any IT environment to be managed. SMARTS’ InCharge™ software products automatically pinpoint root cause problems, calculate their impacts across technology domains, and present the logical action plan required to keep business services up and running. SMARTS InCharge is being used by the world’s leading enterprises and service providers to increase availability and performance of mission-critical, revenue-generating business services, while significantly reducing operational costs.

Over time, SMARTS will enable EMC storage management software to intelligently correlate, determine root cause problems and present a plan of action for critical problems across the storage network. An important attribute of information lifecycle management (ILM) is the uninterrupted flow and movement of information. The health, well-being and management of the information network will serve as a cornerstone for any comprehensive ILM strategy.

Joe Tucci, EMC President and CEO, said, “This acquisition is about market expansion, innovative technology and growth. SMARTS represents a strategic acquisition for EMC in a complementary, growing market – network systems management. EMC is committed to dedicating the resources required to expand SMARTS’ current market presence, while also applying their world-class modeling, correlation and root cause analysis technology to expand our lead in information and storage management.”

Shaula Alexander Yemini, SMARTS Founder and President, said, “This combination is a great fit, at the right time, for SMARTS and our customers. EMC and SMARTS share a vision for event automation and real-time network systems management and their increasing importance as the IT world becomes more complex, heterogeneous and dynamic. With the help of EMC, SMARTS now has at our disposal the resources to realize the full potential of our technology, and bring a broader set of products to a larger customer base much faster.”

Chris Gahagan, Senior Vice President, EMC Software, said, “This acquisition not only expands EMC’s software portfolio and market lead, but will play an important role in taking customers to the next level of storage management. As the convergence of data and storage networks continues, SMARTS extensible technology will enable EMC to take advanced management and real-time analysis capabilities developed for the data network and apply them across heterogeneous storage networks.”

SMARTS technology can be deployed either stand-alone or integrated with existing systems management frameworks. SMARTS integrates with and enhances traditional systems management frameworks by adding automated, actionable intelligence.

Upon completion of the acquisition, SMARTS will be integrated into the EMC Software Group with a dedicated specialty sales force focused on selling SMARTS’ products.

A Webcast beginning today at 8:30 a.m. (Eastern Time) at www.emc.com/announcement will be hosted by Howard Elias, EMC’s Executive Vice President, Corporate Marketing and Office of Technology, and Shaula Alexander Yemini, SMARTS Founder and President.

About EMC

EMC Corporation (NYSE: EMC) is the world leader in products, services and solutions for information storage and management that help organizations extract the maximum value from their information, at the lowest total cost, across every point in the information lifecycle. Information about EMC’s products and services can be found at www.EMC.com.

EMC is a registered trademark of EMC Corporation. All other trademarks are the property of their respective owners.

This release contains “forward-looking statements” as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in information technology spending; (iii) risks associated with acquisitions and investments, including the challenges and costs of integration, restructuring and achieving anticipated synergies; (iv) competitive factors, including but not limited to pricing pressures and new product introductions; (v) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (vi) component and product quality and availability; (vii) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (viii) insufficient, excess or obsolete inventory; (ix) war or acts of terrorism; (x) the ability to attract and retain highly qualified employees; (xi) fluctuating currency exchange rates; and (xii) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission. EMC disclaims any obligation to update any such forward-looking statements after the date of this release.